Exhibit 99

RPC, Inc. Reports First Quarter 2022 Financial Results

ATLANTA, April 27, 2022 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the first quarter ended March 31, 2022. RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended March 31, 2022, RPC generated revenues of $284.6 million, an increase of 55.9 percent compared to $182.6 million in the first quarter of 2021 due to higher customer activity levels, pricing improvements and a larger fleet of pressure pumping equipment in service. Operating profit for the first quarter of 2022 was $23.0 million compared to an operating loss of $10.5 million in the first quarter of the prior year. Net income for the first quarter of 2022 was $15.1 million, or $0.07 diluted earnings per share, compared to a net loss of $9.7 million, or $0.05 loss per share in the first quarter of the prior year. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter of 2022 was $43.0 million, compared to $7.8 million in the same period of the prior year.1

Cost of revenues during the first quarter of 2022 was $208.8 million, or 73.4 percent of revenues, compared to $146.2 million, or 80.1 percent of revenues during the first quarter of 2021. Cost of revenues increased primarily due to increases in expenses consistent with higher activity levels, such as materials and supplies expenses, maintenance and repairs expenses, employment costs and fuel costs. In addition, these costs increased due to higher market prices for materials and supplies, fuel and other raw materials. Cost of revenues as a percentage of revenues decreased due to the leverage of higher revenues over direct employment costs, improved pricing for RPC’s services and a favorable job mix within pressure pumping.

Selling, general and administrative expenses increased to $36.2 million in the first quarter of 2022 from $30.6 million in the first quarter of 2021 due to increases in employment related costs. Selling, general and administrative expenses were 12.7 percent of revenues in the first quarter of 2022, a decrease compared to 16.8 percent of revenues in the first quarter of 2021 due to the leverage of higher revenues over costs that are relatively fixed during the short term. Depreciation and amortization was $19.5 million in the first quarter of 2022 compared to $17.8 million in the first quarter of the prior year.

1 EBITDA is a financial measure which does not conform to GAAP. Additional disclosure regarding this non-GAAP financial measure and its reconciliation to net income or net loss, the nearest GAAP financial measures, are disclosed in Appendix A to this press release.

First Quarter 2022 Earnings Release

Discussion of Sequential Quarterly Financial Results

RPC’s revenues for the quarter ended March 31, 2022 increased by $16.4 million, or 6.1 percent, compared to the prior quarter due to improved pricing in all of our service lines as well as higher customer activity levels in many of our service lines. Cost of revenues during the first quarter of 2022 increased by $8.2 million. As a percentage of revenues, cost of revenues decreased to 73.4 percent in the first quarter of 2022 from 74.8 percent in the fourth quarter of 2021 because of pricing improvements and an improved job mix in RPC’s Technical Services segment. Selling, general and administrative expenses increased by $4.1 million in the first quarter of 2022 compared to the prior quarter primarily due to an increase in variable incentive compensation. RPC’s operating profit in the first quarter of 2022 was $23.0 million, compared to an operating profit of $20.1 million in the fourth quarter of 2021. Net income for the first quarter of 2022 was $15.1 million compared to net income of $12.3 million in the fourth quarter of 2021. EBITDA for the first quarter of 2022 was $43.0 million compared to EBITDA of $39.4 million in the fourth quarter of 2021.1

The average U.S. domestic rig count during the first quarter of 2022 was 636, a 13.4 percent increase compared to the fourth quarter of 2021 and a 60.6 percent increase compared to the same period in 2021. The average price of oil during the first quarter of 2022 was $95.06 per barrel, a 23.0 percent increase compared to the fourth quarter of 2021 and a 63.5 percent increase compared to the same period in 2021. The average price of natural gas during the first quarter of 2022 was $4.68 per Mcf, a 1.1 percent decrease compared to the fourth quarter of 2021 but a 30.4 percent increase compared to the same period in 2021.

Management Commentary

“RPC’s first quarter financial results continued to improve as strong commodity prices and market dynamics drove activity and pricing improvements in the oilfield. Early in the quarter, we experienced some delays due to materials and personnel shortages and customer-related operational issues. While these issues occurred during the quarter, customer activity levels improved and our equipment utilization increased significantly,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer.

“The global energy markets underwent significant upheaval in February, as Russia’s invasion of Ukraine tightened global oil and natural gas markets, causing significant price increases and uncertainty for both commodities. The demand for our services increased and customers became less price sensitive. We finished the quarter with a full calendar and increasingly favorable market dynamics. Given current and projected commodity prices and customer indications regarding their plans, we are optimistic about our near-term operating environment. We are not planning aggressive growth capital expenditures, but have plans to activate idle equipment and expand our service capacity,” concluded Hubbell.

Summary of Segment Operating Performance

RPC manages two operating segments – Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services segment includes pressure pumping, downhole tools and services, coiled tubing, nitrogen, hydraulic workover services, surface pressure control equipment, well control, and fishing tool operations.

First Quarter 2022 Earnings Release

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations. The equipment and services offered include rental of tubulars and related tools, pipe inspection and storage services, and oilfield training services.

Technical Services first quarter 2022 revenues increased by 54.3 percent compared to the same period of the prior year and by 4.7 percent compared to the prior quarter. Technical Services generated an operating profit of $21.8 million in the first quarter of 2022 compared to an operating profit of $20.5 million in the fourth quarter of 2021 and an operating loss of $5.8 million in the first quarter of the prior year. The sequential and year-over-year improvements in Technical Services operating results were driven by higher customer activity levels resulting in higher utilization of our existing equipment and pricing improvements. Support Services revenues increased by 83.3 percent during the first quarter compared to the same period of the prior year due to higher activity levels and pricing within rental tools, the largest service line within this segment. On a sequential basis, Support Services revenues increased by 32.4 percent compared to the prior quarter and generated an operating profit of $2.8 million in the first quarter compared to a $373 thousand operating loss in the prior quartet..

(in thousands)	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021

Revenues:
Technical Services	$266,349	$254,444	$172,641
Support Services	18,275	13,808	9,969
Total revenues	$284,624	$268,252	$182,610
Operating profit (loss):
Technical Services	$21,811	$20,496	$(5,762)
Support Services	2,780	(373)	(2,896)
Corporate expenses	(4,510)	(3,539)	(3,323)
Gain on disposition of assets, net	2,954	3,474	1,460
Total operating profit (loss)	$23,035	$20,058	$(10,521)
Interest expense	(178)	(166)	(380)
Interest income	15	12	18
Other income, net	504	456	507

Income (Loss) before income taxes	$23,376	$20,360	$(10,376)

RPC, Inc. will hold a conference call today, April 27, 2022 at 9:00 a.m. ET to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at rpc.net. The live conference call can also be accessed by calling (833) 579-0910 or (778) 560-2620 for international callers and use conference ID number 5965842. For those not able to attend the live conference call, a replay will be available in the investor relations section of RPC, Inc.’s website beginning approximately two hours after the call and for a period of 90 days.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at rpc.net.

First Quarter 2022 Earnings Release

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements that look forward in time or express management’s beliefs, expectations or hopes. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements, including (i) our beliefs that Russia’s invasion of Ukraine has tightened global oil and natural gas markets, causing significant prices increases and uncertainty for both commodities, (ii) our beliefs that demand for our services increased and customers became less price sensitive, (iii) statements regarding current and projected commodity prices and customer indications regarding their plans, we are increasingly optimistic about our near-term operating environment, (iv) our current plans to not have aggressive growth capital expenditures, and (v) statements regarding our plans to activate idle equipment and expand our service capacity. Such risks include changes in general global business and economic conditions, including the continued economic impact caused by the COVID-19 pandemic and fluctuations in prices of oil and natural gas; risks associated with collections of our accounts receivable from customers experiencing challenging business conditions; drilling activity and rig count; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations due to changes in regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the actions of OPEC+ and the status of the war in Ukraine, which could impact drilling activity; adverse weather conditions in oil and gas producing regions; competition in the oil and gas industry; an inability to implement price increases; risks of international operations; and reliance upon large customers. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in RPC's Form 10-K for the year ended December 31, 2021.

For information about RPC, Inc., please contact:

Ben M. Palmer	Jim Landers
Chief Financial Officer	Vice President Corporate Services
(404) 321-2140	(404) 321-2162
irdept@rpc.net	jlanders@rpc.net

First Quarter 2022 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)

Periods ended, (Unaudited)	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
REVENUES	$284,624	$268,252	$182,610
COSTS AND EXPENSES:
Cost of revenues	208,837	200,629	146,223
Selling, general and administrative expenses	36,240	32,128	30,595
Depreciation and amortization	19,466	18,911	17,773
Gain on disposition of assets, net	(2,954)	(3,474)	(1,460)
Operating profit (loss)	23,035	20,058	(10,521)
Interest expense	(178)	(166)	(380)
Interest income	15	12	18
Other income, net	504	456	507
Income (Loss) before income taxes	23,376	20,360	(10,376)
Income tax provision (benefit)	8,297	8,021	(714)
NET INCOME (LOSS)	$15,079	$12,339	$(9,662)

EARNINGS (LOSS) PER SHARE
Basic	$0.07	$0.06	$(0.05)
Diluted	$0.07	$0.06	$(0.05)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	216,242	215,640	212,959
Diluted	216,242	215,640	212,959

First Quarter 2022 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

At March 31, (Unaudited)	(In thousands)
	2022	2021
ASSETS
Cash and cash equivalents	$73,189	$85,421
Accounts receivable, net	285,517	186,891
Inventories	84,381	80,165
Income taxes receivable	57,448	82,612
Prepaid expenses	13,545	8,027
Assets held for sale	692	4,032
Other current assets	2,430	2,493
Total current assets	517,202	449,641
Property, plant and equipment, net	257,137	257,309
Operating lease right-of-use assets	23,741	25,400
Finance lease right-of-use assets	22,922	-
Goodwill	32,150	32,150
Other assets	38,016	35,573
Total assets	$891,168	$800,073

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$76,974	$60,649
Accrued payroll and related expenses	21,888	23,074
Accrued insurance expenses	5,380	4,443
Accrued state, local and other taxes	2,996	4,539
Income taxes payable	982	1,302
Current portion of operating lease liabilities	6,655	8,594
Current portion of finance lease liabilities	22,694	-
Other accrued expenses	1,663	946
Total current liabilities	139,232	103,547
Long-term accrued insurance expenses	10,628	10,543
Long-term pension liabilities	32,570	31,088
Long-term operating lease liabilities	18,562	19,088
Other long-term liabilities	7,621	-
Deferred income taxes	24,787	12,631
Total liabilities	233,400	176,897
Common stock	21,648	21,574
Capital in excess of par value	-	-
Retained earnings	656,517	619,019
Accumulated other comprehensive loss	(20,397)	(17,417)
Total stockholders' equity	657,768	623,176
Total liabilities and stockholders' equity	$891,168	$800,073

First Quarter 2022 Earnings Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call. EBITDA should not be considered in isolation or as a substitute for net income (loss) or other performance measures prepared in accordance with GAAP.

RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure or non-recurring items. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of net income (loss) to EBITDA, the most comparable GAAP measure. This reconciliation also appears on RPC's investor website, which can be found on the Internet at rpc.net.

The Reconciliation of Net Income (Loss) to EBITDA is shown below:

Periods ended, (Unaudited)	Three Months Ended
(In thousands)	March 31, 2022	December 31, 2021	March 31, 2021

Reconciliation of Net Income (Loss) to EBITDA
Net Income (Loss)	$15,079	$12,339	$(9,662)
Add:
Income tax provision (benefit)	8,297	8,021	(714)
Interest expense	178	166	380
Depreciation and amortization	19,466	18,911	17,773
Less:
Interest income	15	12	18
EBITDA	$43,005	$39,425	$7,759